CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of The Aegis Funds and to the use of our report dated February 25, 2008 on the financial statements and financial highlights of the Aegis High Yield Fund, a series of shares of beneficial interest of The Aegis Funds. Such financial statements and financial highlights appear in the 2007 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.



                                            /s/ Briggs, Bunting & Dougherty, LLP

                                                Briggs, Bunting & Dougherty, LLP

Philadelphia, Pennsylvania
April 29, 2008